Exhibit 5.1

Quarles & Brady LLP
411 East Wisconsin Avenue
Suite 2040
Milwaukee, Wisconsin 53202-4497

July 3, 2012

Assured Pharmacy, Inc.
2595 Dallas Parkway, Suite 206
Frisco, Texas 75034

Re:	Assured Pharmacy, Inc. Registration Statement on Form S-1 - 2,292,067 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Assured Pharmacy, Inc., a Nevada corporation (the “Company”), in connection with the proposed resale from time to time of up to 2,292,067 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which are issuable upon the exercise of warrants by certain of the selling stockholders (the “Warrant Shares”).  The Warrant Shares are being registered pursuant to a registration statement on Form S-1 (File No. 333-181361) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2012 (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement, (ii) the articles of incorporation and the bylaws of the Company as presently in effect, (iii) various resolutions of the Company’s Board of Directors, and (iv) such statutory provisions, certificates and other documents as we have deemed necessary or appropriate. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of those copies. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain information and representations obtained from public officials and officers of the Company.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Assured Pharmacy, Inc.
July 3, 2012

On the basis of the foregoing and subject to the limitations set forth below, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when the Warrant Shares have been issued by the Company upon payment for the Warrant Shares as set forth in the Warrants and the Registration Statement, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Interest of Named Experts and Counsel.”

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/  QUARLES & BRADY LLP
       QUARLES & BRADY LLP